Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED MAY 16, 2003

BETWEEN

GREEN LIGHT ACQUISITION COMPANY

a Delaware corporation

(“Buyer”)

and

U.S. TRAFFIC CORPORATION,

a Delaware corporation,

and

MYERS/NUART ELECTRICAL PRODUCTS, INC.

a Delaware corporation

(collectively “Seller”)

5/8/03

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated May 16, 2003, between Green Light Acquisition Company, a Delaware corporation (“Buyer”), and U. S. Traffic Corporation, a Delaware corporation, and Myers/NuArt Electrical Products, Inc., a Delaware corporation (collectively “Seller”).

RECITALS

A.            Seller is engaged in the business of manufacturing, selling and servicing traffic control equipment, overhead and portable traffic display signage, electronic display and message centers, lighted signage, transit fixtures, power supply sources, electronic components, and tunnel lighting which are organized into three business segments, consisting of the Traffic and the Traffic & Transit Lighting segments based in Santa Fe Springs, California (which includes the Myers “Powerback™” uninterruptible power supply product) (the “Business”), and the Myers Power Products segment based in Bethlehem, Pennsylvania (which includes the Myers Power Pedestal product line based in Santa Fe Springs, California that is not part of this transaction) (the “Excluded Business”);

B.            Buyer desires to acquire substantially all assets used primarily in and goodwill of, and to assume certain contractual obligations relating to, the Business on the terms and conditions set forth herein;

C.            Seller desires to sell and transfer to Buyer, all the assets and goodwill of Seller which relate primarily to, and certain liabilities arising from, the Business on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                Certain Matters of Construction.  In addition to the definitions set forth below in this Section 1:

(a)           The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b)           Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c)           Accounting terms used herein and not otherwise defined herein are used herein as defined by Generally Accepted Accounting Principles in effect as of the date hereof.

(d)           All references in this Agreement to any Section shall, unless the context otherwise requires, be deemed to be a reference to a Section of this Agreement.

(e)           All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, to this Agreement, all of which are made a part of this Agreement.

(f)            Unless otherwise specified, all references to “dollars” or “$” shall be deemed to be a reference to currency of the United States of America.

(g)           The word “including” means including without limitation.

Section 1.2                Cross Reference Table.  The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition

Acquired Assets	Section 2.10
Agreement	Preamble
Ancillary Agreements	Section 7.3
Assumed Liabilities	Section 2.2
Business	Preamble
Business Records	Section 2.1(h)
Buyer	Preamble
Buyer Affiliate	Section 5.9
Buyer Indemnified Parties	Section 6.2
Buyer’s Costs	Section 5.11(b)
Cash Consideration	Section 2.6(b)
Catastrophic Failure	Section 5.11(b)
Closing	Section 2.8
Closing Date	Section 2.8
Competitor	Section 5.5(a)(ii)
Consideration	Section 2.6
Consideration Shares	Section 2.6(a)
Contingent Consideration	Section 2.6(d)
Contracts	Section 4.14
Employee(s)	Section 5.8(a)
Exchange Act	Section 3.2(f)
Excluded Assets	Section 2.3
Excluded Business	Preamble

Term	Definition

Excluded Liabilities	Section 2.4
Financial Statements	Section 4.1
Indemnified Party	Section 6.5(a)
Indemnifying Party	Section 6.5(a)
Insurance Policies	Section 4.16
Inventory	Section 2.1(c)
Leases	Section 4.8(a)
Licenses	Section 4.9(d)
Permits	Section 4.5
Products	Section 5.11(b)
Receivables	Section 2.1(b)
Schedules	Articles IV
SEC	Section 3.2(f)
SEC Reports	Section 3.2(f)
Seller	Preamble
Seller Affiliate	Section 5.9
Seller Indemnified Parties	Section 6.3
Seller’s Share	Section 5.11(a)
Warranties	Section 5.11(a)
Warranty Expiration Date	Section 6.1

Section 1.3                Certain Definitions.  The following terms shall have the following meanings.

“Acquisition” means the acquisition of the Acquired Assets and goodwill of the Business, and the assumption of the Assumed Liabilities by the Buyer from Seller, and related transactions referenced herein between Seller, Buyer and their Affiliates.

“Action” means any claim, action, cause of action or suit (in contract or tort or otherwise), arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means as to a specified Person, a Person, directly or indirectly, controlling, or controlled by, or under direct or indirect common control with, such specified Person (including, without limitation, any Subsidiary).

“Areas of Environmental Concern”means any area(s) on, in, under, beneath, or proximately about any property in question which has (have) been impacted in any way by any Hazardous Materials so as to give rise to actual or potential Environmental Liabilities.

“Business” has the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the Business that is not already generally available to the public.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Sec. 3(2), including any Multiemployer Plan.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Sec. 3(1), including any Multiemployer Plan.

“Enforceable” or “enforceable” means with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the person in question, enforceable against such person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights, generally or by the principles governing the availability of equitable remedies.

“Environmental Laws” means any and all Legal Requirements in effect on the Closing Date and relating to the protection of the environment, including without limitation, Legal Requirements regulating air pollution, water pollution, noise control, wetlands, water courses, natural resources, wildlife, Hazardous Materials, or any other activities or conditions which impact or relate to the environment, or the protection of human health from exposure to Hazardous Materials.  Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”), the Clean Air Act, the Clean Water Act, the Emergency Planning and Community Right to Know Act (“EPCRA”), the Oil Pollution Act, and the Toxic Substances Control Act (“TSCA”), the Occupational Safety and Health Act (“OSHA”), including any amendments thereto and any analogous Mexican, state and local laws or ordinances.

“Environmental Liabilities” means any and all liabilities, written claims or demands, assessments, obligations, causes of action, legal orders, damages, losses, costs, expenses, injuries, or judgments arising out of, relating to, or resulting from the presence, generation, use, handling, transport, recycling, reclamation, disposal, treatment, storage, or Release of any Hazardous Materials, or the failure or alleged failure to comply with any Environmental Law on or before the Closing.  Environmental Liabilities include any cost of investigation, remediating, removing, or disposing of any Hazardous Materials, any medical monitoring of or treatment to persons exposed or allegedly exposed to such Hazardous Materials, and other related costs or expenses, including without limitation, reasonable attorney’s and consultant’s fees and reasonable disbursements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect on the date or during the periods of time with respect to which such defined term is referenced.

“ERISA Affiliate” means any incorporated or unincorporated trade or business which is, or at the relevant time, was under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Fiduciary” has the meaning set forth in ERISA Sec. 3(21).

“Formula Price Per Share” means the amount that is equal to the arithmetic average of the closing sale prices of a share of Quixote Common Stock as reported on the NASDAQ for the ninety (90) consecutive trading days ending on the fourth (4th) day prior to the Closing Date, but not more than $18.50.

“Generally Accepted Accounting Principles” means generally accepted accounting principles, as defined by the United States Financial Accounting Standards Board from time to time with respect to any financial statement referred to herein, as of the respective date of such financial statement.

“Governmental Authority” means any U.S. federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (i) oil or other petroleum products; (ii) “hazardous wastes” as defined by RCRA or any similar Environmental Law; (iii) “hazardous substances” as defined by CERCLA or any similar Environmental Law; (iv) “hazardous materials” as defined by the Hazardous Materials Transportation Act or any similar Environmental Law; (v) “pollutants” as defined by the Clean Water Act or Clean Air Act, or any similar Environmental Law; (vi) asbestos, polychlorinated biphenyls, and other substances regulated by TSCA or any similar Environmental Law; (vii) “hazardous chemicals” as defined by OSHA’s Hazard Communication Standard or any similar Environmental Law; (viii) radioactive materials subject to the U.S. Atomic Energy Act or any similar Environmental Law; and (ix) any other pollutant, contaminant, chemical, or substance defined or regulated  by any Environmental Law.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuances, continuances-in-part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, and trade names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets, ideas, research and development and know-how, (f) all computer software (including data and related documentation), (g) all other intellectual property rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means, whenever reference is made herein to the knowledge of any Person with respect to any matter, the actual knowledge of such Person after diligent inquiry.  The “Knowledge of Seller” shall mean, and be limited to, the actual knowledge, after diligent inquiry, of Walter Rogers, Gary Coury, Oscar Oviedo, Diana Grootonk, Klienjan Deetlefs, Tom Rothenberger and George Hodous.

“Legal Requirement” means any federal, state or local or any foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law, all as from time to time in effect.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, claim, attachment, equity, encumbrance, restriction on transfer (or, in the case of capital stock, restrictions on the transfer or voting of such securities), conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any debt, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the Business as currently conducted or proposed to be conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confirmed to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that (A) payment of such obligations is not in arrears or otherwise due and (B) such liens do not and will not, individually or in the aggregate, have a Material Adverse Effect or materially affect the use of any Real Property, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

“Losses” means any and all losses, damages, injuries, deficiencies, obligations, Liabilities, causes of action, claims, awards (including awards of punitive or treble damages or interest), assessments, amounts paid in settlement, judgments, orders, decrees, fines, penalties, and other sanctions, costs and expenses (including reasonable legal fees and expenses and costs and expenses of defense).

“Material” or “material” means, with respect to any asset, Liability or other matter or group or series of related assets, Liabilities, income, expense or other matters, $75,000, determined with respect to the impact on earnings before interest, Taxes, depreciation and amortization charges during any consecutive twelve (12) month period; provided, however, this definition of “material” shall not apply to Section 3.2(f).

“Material Adverse Effect” means, with respect to Quixote or the Business, any adverse change in or effect on the business, operations, assets or condition, financial or otherwise, of such Person (on a combined basis with such Person’s Subsidiaries, if applicable) which, when considered either singly or together with all other adverse changes and effects with respect to which such phrase is used in this Agreement with respect to such Person, is material to such Person (on a combined basis with such Person’s Subsidiaries, if applicable).

“Multiemployer Plan” has the meaning set forth in ERISA Sec. 4001(a)(3).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, pricing, payment terms and frequency).

“Parties” means Buyer and Seller.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

“Quixote” means Quixote Corporation, Buyer’s ultimate parent.

“Quixote Common Stock” means the Common Stock, $.01-2/3 par value per share of Quixote.

“Real Property” means all of the real property and fixtures and other improvements constituting real property, whether owned or leased, used in the Business.

“Release” means any and all releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, dumping, and any other means by which any Hazardous Materials have been or are being introduced into or traveling through the environment.

“Reportable Event” has the meaning set forth in ERISA Sec. 4043.

“Securities Act” means the Securities Act of 1933, as amended.

“Subordinated Promissory Note” means the subordinated promissory note substantially in the form of Exhibit G, executed and delivered by Buyer at Closing.

“Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another person or entity has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, or managers, or managing partners, or equivalent persons.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II
THE ACQUISITION

Section 2.1                Acquired Assets.  On the terms of this Agreement, Buyer agrees to purchase, acquire, assume, and accept from the Seller, and the Seller agrees to sell, convey, transfer, assign and deliver to Buyer, the following:

(a)           All of the bank and securities accounts identified on Schedule 2.1(a), all the petty cash, cash on deposit in banks or other financial institutions, prepaid accounts and security deposits of Seller and other cash equivalents of Seller and all certificates of deposit, bonds, stocks and other marketable securities of Seller held in connection with the Business, less the cash which Seller is entitled to retain as an Excluded Asset;

(b)           All rights to receive payment in respect of work performed or partially performed or products produced and sold, or committed to be sold, in connection with the Business at the Closing Date (“Receivables”), including intercompany receivables owed by the Excluded Business to the Business and resulting from sales of products to the Excluded Business;

(c)           All inventory, stock in trade, work in process, finished units, repair and replacement parts, and raw materials used primarily in or relating primarily to the Business (including goods in transit, consigned inventory, inventory sold on approval and rental inventory) at the Closing Date (“Inventory”), it being understood that all inventory at the Santa Fe Springs, California facility which is used in the conduct of the Myers Power Pedestal business shall constitute Inventory;

(d)           All equipment (including spare parts), machinery, leasehold improvements, furniture, fixtures, furnishings, materials and supplies, data processing hardware, jigs, molds, tools, and dies  and other personal property, wherever situated, owned by Seller and used primarily in the Business at the Closing Date;

(e)           Subject to Section 2.5 hereof, all of the right, title and interest of Seller in and to the leases of furniture, fixtures, equipment, machinery, motor vehicles and other personal and real property relating primarily to the Business entered into and not terminated immediately prior to the Closing Date;

(f)            Subject to Section 2.5 hereof, all of the right, title and interest of Seller in and to all contracts, agreements and commitments including sales orders, purchase orders, and quotes relating primarily to the Business entered into and not terminated immediately prior to the Closing Date;

(g)           All of the right, title and interest of Seller in and to all customers lists, customers, marketing data and plans of the Business, advertising and display materials, sales literature, promotional material, catalogs, samples, demos and prototypes;

(h)           All of the right, title and interest of Seller in and to all Business records, human resources and personnel records, sales orders, files, engineering files, studies, surveys, customer and supplier data, pricing and cost information, technical information, purchase orders and commitments, invoices, manufacturing records, research and development records, engineering data and plans, production and testing techniques, formulae, manufacturing and production processes, specifications, designs, drawings and other documents and writings relating to the Business and all other files and records used in or related to the Business owned by Seller at the Closing Date (the “Business Records”);

(i)            All of the right, title and interest of Seller in and to all of the Intellectual Property relating primarily to the Business owned by Seller at the Closing Date (including but not limited to all rights to the name “US Traffic Corporation” and all derivatives thereof and the goodwill associated therewith), the websites, the domain names and any energy credits (including but not limited to the items identified on Schedule 2.1(i);

(j)            All of the Seller’s products sold into the transportation and highway safety markets and listed on Schedule 2.1(j); and

(k)           Subject to Section 2.5 hereof, all of the Seller’s rights under any registration, license, certificate of occupancy, permit or approval of any nature or grandfathered practice or authorization that permits Seller to use the Acquired Assets and to operate the Business; all ISO, GSA, QPL, UL and NTCIP certifications for Seller’s products and facilities; all rights benefiting Seller under any warranty, express or implied, which relate to the Acquired Assets, and all other assets, other than the Excluded Assets, which are used primarily in and are necessary to operate the Business in substantially the same manner as conducted on the date hereof.

The assets and property to be sold by Seller and acquired by Buyer in accordance with this Agreement are hereinafter collectively referred to as the “Acquired Assets.”  The Acquired Assets include all assets used primarily in connection with the Business by Seller at the Closing, other than the Excluded Assets.  The omission of any of the Acquired Assets from any schedule or schedules hereto shall not preclude the acquisition by Buyer of such Acquired Assets in the same manner as if such Acquired Assets had been included in such schedule or schedules.

Section 2.2                Assumption of Specified Liabilities.  At Closing, Buyer shall assume the following liabilities and obligations of Seller (“Assumed Liabilities”), but only to the extent such obligations and liabilities do not arise from a breach occurring prior to the Closing Date, which shall thereafter be performed and paid by Buyer when due:

(a)           All contracts, agreements and commitments of Seller pertaining to the Business in existence as of the Closing Date, including without limitation those listed on Schedule 2.2(a);

(b)           All trade accounts payable pertaining to the Business including without limitation those listed on Schedule 2.2(b);

(c)           Intercompany accounts payable, to the extent they relate to purchases of products from the Excluded Business listed on Schedule 2.2(c);

(d)           Accrued expenses arising in the ordinary course of business (including, without limitation, accrued payroll, vacation pay and utilities) including without limitation those listed on Schedule 2.2(d); and

(e)           Accrued sales, payroll and property taxes arising in the ordinary course of business including without limitation those listed on Schedule 2.2(e).

Section 2.3                Excluded Assets.  Notwithstanding the foregoing, the Acquired Assets will not include and Buyer will not purchase the following assets of Seller (the “Excluded Assets”) which will remain the property of Seller.

(a)           The corporate seal, Certificate of Incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

(b)           Cash on the Seller’s books as of the Closing Date not to exceed $4.2 million;

(c)           Any rights of Seller under this Agreement or under or under any other agreement between Seller and Buyer entered into on or after the date of this Agreement;

(d)           Prepaid Taxes and any rights of Seller to any Federal, state, local or foreign Tax refunds or carry backs or any payment under any Tax sharing, Tax allocation, or similar agreements;

(e)           The Tecate, Baja, Mexico real property, the Norcross, Georgia real property, and the Santa Fe Springs, California real property;

(f)            The contracts, agreements, commitments, and Intellectual Property which relate to the Excluded Business; and

(g)           The real estate, machinery, equipment, inventory, furniture, fixtures, leasehold improvements, and other personal property which relate to the Excluded Business listed on Schedule 2.3(g).

(h)           The accounts receivable of the Excluded Business, including without limitation the accounts receivable of the Myers Power Pedestal product line listed on Schedule 2.3(h).

(i)            The capital stock of either Seller or any direct or indirect subsidiary of either Seller.

(j)            Assets of Seller used, but not primarily, in the conduct of the Business at the Santa Fe Springs, California facility and listed on Schedule 2.3(j).

(k)           Insurance policies insuring the Excluded Business.

(l)            The name “Myers” and all rights associated therewith, subject to the License Agreement referred to in Section 2.9(a)(5).

(m)          Intercompany accounts receivable, to the extent they are not Acquired Assets.

(n)           Eight promissory notes due from: Apogee Translight, Inc. in the original principal amount of $300,000; Blooming Flower Corporation in the original principal amount of $100,000; Carl Massaro in the original principal amount of $40,000; Craig Theron in the original principal amount of $12,000; Jessica Rogers in the original principal amount of $12,000; Mark Leatt in the original principal amount of $12,000; Bruce DeBeer in the original principal amount of $4,171.38; and Bruce DeBeer in the original principal amount of $3,130.

Section 2.4                Excluded Liabilities.  Buyer will not assume or have any obligations with respect to any other Liabilities or obligations of the Seller not specifically assumed pursuant to Section 2.1 and Section 2.2  Without limiting the foregoing, Buyer will not assume or become liable or otherwise obligated for the following liabilities and obligations (“Excluded Liabilities”):

(a)           Any liability or obligation of Seller for personal injury or death (including sickness, trauma, wrongful death, disease, pain and suffering, loss or damages and the like), property damage, product liability and other damage and injury claims arising out of Seller’s conduct of the Business or any of its other lines of business prior to the Closing, whether or not any claim or litigation has been instituted with respect thereto and whether or not any claim is covered, partially or fully, by insurance, provided that any such insurance coverage of a claim shall be applied toward satisfaction of such covered claim;

(b)           Any liability to any current or former shareholder, partner, director or controlling person of the Seller, any obligation to any other Person affiliated with the Seller, its Affiliates or predecessors, or any obligation for intercompany payables or any guarantees of indebtedness of Seller or any of its Affiliates or predecessors;

(c)           Any obligation for any Tax not enumerated in Section 2.2(e), including but not limited to (i) any income Tax payable by Seller with respect to the Business operations, including without limitation, the Business; (ii) any Tax payable by Seller with respect to the ownership, possession, purchase, lease, sale, disposition or use of assets at any time, including without limitation, the Acquired Assets and not enumerated in Section 2.2(e); or (iii) any obligation for any Tax of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, foreign or subsequent law), as a transferee or successor, by agreement or otherwise;

(d)           Any liability arising out of any violation prior to the Closing of any federal, state, or local statute, ordinance, regulation or order;

(e)           Any liability arising out of any violation or breach of any Contract assumed by Buyer which violation or breach occurred prior to the Closing;

(f)            Any liability arising out of Seller’s violation or breach of any obligations it has or any third parties’ rights with respect to any of the Intellectual Property;

(g)           Any liability of Seller relating to the employment of current or former employees, independent contractors, officers or directors of Seller relating to periods prior to Closing; including but not limited to claims for salaries, wages, severance pay, vacation pay or benefits, workers compensation, violation or alleged violation of any agreements, statute, rules, regulations or Governmental Order, employment practices or the condition of the work place, whether based on breach of contract, wrongful discharge, retaliatory discharge, bad faith, impairment of economic opportunity, intentional infliction of emotional harm or any other tort, violations of any constitutional right, or any other form of hiring or employment discrimination;

(h)           Any liability or obligation to any person arising by reason of a claim that the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated herein constitutes a breach, termination, impairment of, or gives a right to additional payment for specific performance under any contract lease or other agreement to which the Seller is a party or by which its assets are bound;

(i)            Subject to Section 5.11 hereof, any liability relating to products manufactured or sold by Seller or services provided by Seller prior to the Closing;

(j)            Any matter arising out of or incurred in respect of any business or transaction of Seller or any Affiliate occurring after the Closing, except as otherwise provided herein or contemplated hereby;

(k)           Any Environmental Liabilities;

(l)            Any liability relating to the failure of Buyer or Seller to comply with bulk sales laws and any similar laws in respect of the transactions contemplated by this Agreement;

(m)          Any other suits, actions or claims against Seller or its stockholders;

(n)           Any liability of Seller or Seller Affiliate arising from the operations of Seller and Seller’s Affiliate in Mexico prior to Closing that are Environmental Liabilities, or Taxes, or the employee benefits provided for in the collective bargaining agreement referenced in Section 5.9(b);

(o)           Any bank debt; and

(p)           Any liability or obligation relating to Excluded Assets or the Excluded Business.

Section 2.5                Nonassignability of Assets.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, assignment, sublease, transfer, or delivery or attempted sale, conveyance, sublease, assignment, transfer, or delivery to Buyer, of any asset that would be an Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable law or would require any authorizations, approvals, consents or waivers of a Government Authority or other third party, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, conveyance, assignment, sublease, transfer, or deliver such assets and this Agreement shall not constitute a sale, conveyance, assignment, sublease, transfer, or delivery of such asset or an attempt thereof.  Following the Closing, the Parties shall use their reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Seller nor Buyer shall be required to pay any consideration for any such authorization, approval, consent or waiver other than filing, recordation or similar fees which shall be paid by the Party who is required by law or course of dealing to do so.  Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide the Buyer the benefits of such assets and to Seller the benefits, including any indemnities, that they would have obtained had the asset been conveyed to Buyer at the Closing.

To the extent that Buyer is provided the benefits pursuant to this Section 2.5 of any asset, Buyer shall perform for the benefit of Seller the obligations of Seller thereunder and any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Buyer, would be Assumed Liabilities and such obligations and liabilities shall be deemed to be Assumed Liabilities.  Once authorization, approval consent or waiver for the sale, conveyance, assignment, sublease, transfer, or delivery of any such asset not sold, conveyed, assigned, subleased, transferred, or delivered at the Closing is obtained, Seller shall assign, transfer, convey and delivery such asset to Buyer following the Closing pursuant to this Section 2.5, then Buyer  and Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder.  Seller shall hold in trust for, and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller or any of its Affiliates in connection with its use of any assets (net of any taxes and any other costs imposed upon Seller or any of their Affiliates) in connection with the arrangements under this Section 2.5.

Section 2.6                Consideration.  In addition to assuming the Assumed Liabilities, Buyer will pay Seller consideration (“Consideration”) as follows:

(a)           by delivery at Closing of that number of shares of Quixote Common Stock (“Consideration Shares”) valued at the Formula Price Per Share which equals Ten Million Dollars ($10,000,000);

(b)           by wire transfer at Closing of Twenty Million Dollars ($20,000,000) in cash (“Cash Consideration”), which Cash Consideration is subject to adjustment as provided in Section 2.10;

(c)           by delivery at Closing of the Subordinated Promissory Note in the face amount of Five Million Dollars ($5,000,000); and

(d)           contingent consideration (“Contingent Consideration”) based on revenues collected by Buyer for sales of advanced solid state traffic controllers and traffic controller cabinets for those solid state controllers to the City of New York between the Closing Date and December 31, 2009.  The Contingent Consideration based on collected revenues from the sales of the solid state traffic controllers will not exceed $5,250,000 in the aggregate and will be determined pursuant to the following formula:

Collected Revenues	Percent Paid to Seller

$0 to $10,000,000

7%

$10,000,001 to $20,000,000

8%

$20,000,001 to $30,000,000

9%

$30,000,001 to $58,500,000

10%

(e)           Buyer will report sales and collections to the Seller on a quarterly basis and will make payments based on such collections to the Company quarterly in arrears on the twenty-fifth (25th) day of each January, April, July, and October.  Seller shall have the right, exercisable during business hours upon reasonable prior notice, to inspect and copy Buyer’s records relating to such sales and collections, for the purposes of verifying Buyer’s reports.

Section 2.7                Allocation.  The Consideration will be allocated to the Acquired Assets, Assumed Liabilities and the Seller’s covenants in Section 5.5 according to Schedule 2.7 attached hereto.  The allocation shall be binding upon both Buyer and Seller for purposes of reporting the sale of the Acquired Assets and assumption of the Assumed Liabilities to the appropriate Taxing authorities.

Section 2.8                The Closing.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Holland & Knight, LLP in Chicago, Illinois and Los Angeles, California, commencing at 9:00 a.m. local time on the date hereof (the “Closing Date”).

Section 2.9                Deliveries at the Closing.

(a)                  Deliveries by Seller.  At Closing, Seller will deliver to Buyer the following executed documents:

(1)           the Bill of Sale substantially in the form of Exhibit A;

(2)           the Assignment of the Intellectual Property substantially in the form of Exhibit B;

(3)           the Employment Agreement executed by Gary Coury substantially in the form of Exhibit C;

(4)           the Employment Agreement executed by Oscar Oviedo substantially in the form of Exhibit D;

(5)           the License Agreement with respect to the “Myers” name, substantially in the form of Exhibit E;

(6)           the Stockholders’ Guaranty substantially in the form of Exhibit F; and

(7)           various legal opinions, certificates, instruments, and documents as Buyer may reasonably request.

(b)                 Deliveries by the Buyer.  At Closing, Buyer will deliver to Seller the following:

(1)           the Cash Consideration;

(2)           the Consideration Shares, each certificate bearing a legend restricting transfer pending securities law registration;

(3)           the Subordinated Promissory Note substantially in the form of Exhibit G;

(4)           the Guaranty of Quixote substantially in the form of Exhibit H; and

(5)           various legal opinions, certificates, instruments and documents as Seller may reasonably request.

(c)                  Joint Deliveries.  At Closing, Seller and Buyer will deliver to each other executed copies of the following:

(1)           the Investor Standstill Agreement substantially in the form of Exhibit I;

(2)           the Noncompetition Agreement executed by the stockholders of the Seller substantially in the form of Exhibit J;

(3)           the Myers Pedestal Supply and Transition Agreement substantially in the form of Exhibit K;

(4)           the OEM Supply Agreement substantially in the form of Exhibit L;

(5)           the Lease for the Santa Fe Springs, California real estate substantially in the form of Exhibit M;

(6)           the Lease for the Tecate, Baja, Mexico real estate substantially in the form of Exhibit N;

(7)           the Registration Rights Agreement substantially in the form of Exhibit O; and

(8)           the Assignment and Assumption Agreement substantially in the form of Exhibit P; and

(9)           evidence that Seller and Buyer’s banks have executed and delivered subordination agreements acceptable to Buyer and Seller.

Section 2.10             Adjustments.  The Parties will make cash adjustments for prorations as set forth on the closing statement attached hereto as Schedule 2.10.  The net adjustment shall be added to or subtracted from the Cash Consideration, as the case may be.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUISITION

Section 3.1                Representations and Warranties of Seller Concerning the Acquisition.  The Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete.

(a)           Organization of Seller.  Seller is duly organized, validly existing and in good standing under the laws of Delaware.  Seller is qualified to do business and is in good standing in the jurisdictions identified on Schedule 3.1.  Seller is authorized to conduct business as a foreign corporation, and is in good standing as such, in each jurisdiction in which it owns or leases real property or in which the failure to be so authorized and in good standing would have a Material Adverse Effect.  Seller has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the Business, except to the extent the absence of such licenses, permits and authorizations would not have a Material Adverse Effect.  Seller has made available to Buyer correct and complete copies of the charter and by-laws of Seller (as amended to date).

(b)           Authorization of Transaction.  Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Seller, and this Agreement is enforceable against Seller.  Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (i) violate Seller’s charter or by-laws or any Legal Requirement or Governmental Order to which Seller is subject; or (ii) except for provisions contained in Contractual Obligations and Permits which prohibit the assignment thereof without the consent of the other party thereto, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any Contractual Obligation to which Seller is a party or by which it is bound or to which any of its assets is subject.

(d)           Brokers’ Fees.  Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)           Litigation.  There is no Action pending or, to Seller’s Knowledge, threatened (i) against Seller or its Affiliates with respect to which there is a reasonable likelihood of a determination which would have a Material Adverse Effect on the ability of Seller to perform its obligations under this Agreement or (ii) which seeks to enjoin or obtain damages in respect of the consummation of this transaction.  Neither Seller nor any of its Affiliates is subject to any outstanding Governmental Order which would have a Material Adverse Effect on the ability of Seller to perform its obligations under this Agreement.

(f)            Investment.  Seller (i) understands that (A) at Closing, the Consideration Shares will not be registered under the Securities Act or under any state securities laws, (B) the Consideration Shares cannot be resold unless such resale is registered under the Securities Act and applicable state laws, or unless being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and (C) Buyer has a contractual obligation to effect a registration of the Consideration Shares under the terms and conditions set forth in the Registration Rights Agreement, but there are circumstances beyond Buyer’s control which may prevent or delay registration of the Consideration Shares, (ii) subject to the Registration Rights Agreement to be executed at the Closing, is acquiring the Consideration Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received the SEC Reports concerning Quixote and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Consideration Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Consideration Shares, and (vi) is an accredited investor as that term is defined in SEC Regulation D.

Section 3.2                Representations and Warranties of Buyer Concerning the Transaction.  Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete.

(a)           Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Authorization of Transaction.  Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Buyer, and this Agreement is Enforceable against Buyer.  Except with respect to the obligations of the Registration Rights Agreement, Buyer need not give any notice to, make any filings with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (i) violate Buyer’s charter or bylaws or any Legal Requirement or Governmental Order to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contractual Obligation to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)           Brokers’ Fees.  Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e)           Litigation.  There is no Action pending or, to Buyer’s Knowledge, threatened (i) against Buyer or any of its Affiliates with respect to which there is a reasonable likelihood of a determination which would have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated herein.  Neither Buyer nor any of its Affiliates is subject to any outstanding Governmental Order which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

(f)            SEC Reports.  Quixote has filed all required forms, reports and documents with the Securities and Exchange Commission (“SEC”) since July 1, 2001, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each as in effect on the date so filed.  Quixote has heretofore delivered to Seller, in the form filed with the SEC (including any amendments thereto), Quixote’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, all Quarterly Reports on Form 10-Q, all interim reports on Form 8-K and Quixote’s definitive proxy statement filed with the SEC at the time of or subsequent to such annual report (such annual report and subsequent reports being referred to herein collectively as the “SEC Reports”).  None of the SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Quixote included in Quixote’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and Quixote’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002, December 31, 2002, and March 31, 2003, respectively, were prepared in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods specified therein, and present fairly, in all material respects, the consolidated financial position and results of operations of Quixote for the periods specified therein.  Since July 1, 2002, there has been no Material Adverse Effect on Quixote’s business, and Quixote has disclosed to Seller any material adverse information related to Quixote.  For purposes of this Section 3.2(f), “material” has the meaning used by courts and the SEC when applying the Securities Act and the Exchange Act to particular facts and circumstances.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
CONCERNING THE BUSINESS

Seller represents and warrants to Buyer that the statements contained in this Article IV are correct and complete except as set forth in the schedules delivered by Seller to Buyer on the date hereof (the “Schedules”).  The Schedules will be arranged in sections corresponding to the sections contained in this Article IV.  Notwithstanding such arrangement, any disclosure contained in any Schedule shall be deemed to constitute a disclosure with respect to all sections of this Article IV to which such disclosure relates.

Section 4.1                Financial Statements.  Attached hereto as Annex I are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income and comprehensive income, changes in shareholders’ equity, and cash flow as of and for the fiscal periods ended September 30, 2000, September 30, 2001 and September 30, 2002 for Seller; (ii) audited balance sheets, and statements of income, changes in shareholder equity and cash flow for the fiscal periods ended September 30, 2000, September 30, 2001, and September 30, 2002 for the Business; (iii) unaudited interim balance sheet and statements of income and comprehensive income, changes in shareholders’ equity, and cash flow as of and for the fiscal periods ended March 31, 2003 for Seller; and (iv) unaudited interim balance sheet and statements of income, changes in shareholder equity and cash flow for the fiscal periods ended March 31, 2003 for the Business.  The Financial Statements (including the notes thereto) were prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis throughout the periods covered thereby, are correct and complete, and present fairly, in all material respects, the financial condition and the results of operations of Seller, or the Business, as the case may be for such periods, and are consistent with the books and records of Seller or the Business, as the case may be (which books and records are correct and complete in all material respects).

Section 4.2                Intentionally left blank.

Section 4.3                Subsequent Events.  Since March 31, 2003, there has not been any change in the business, operations, assets, or condition, financial or otherwise, of the Business which would have a Material Adverse Effect.  Without limiting the generality of the foregoing, since that date, with respect to the Business:

(a)           Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)           Seller has not entered into any Contractual Obligation (or series of related Contractual Obligations) outside the Ordinary Course of Business;

(c)           No party has accelerated, terminated, modified or canceled any Contractual Obligation (or series of related Contractual Obligations) involving more than $50,000 to which Seller is a party or by which it is bound;

(d)           No Lien has been imposed upon any assets of Seller, whether tangible or intangible;

(e)           Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(f)            Seller has not made any capital investment in, any loan to, or any acquisition of the assets of, any other Person (or series of related capital investments, loans and acquisitions).

(g)           Seller has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation, either involving more than $50,000 singly or in the aggregate;

(h)           Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i)            Seller has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(j)            Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k)           Seller has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)            Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

m)            Seller has not granted any increase in the base compensation of any of its officers and employees outside the Ordinary Course of Business and has not given or committed to give any bonuses, other than holiday bonuses in an aggregate amount not exceeding $50,000;

(n)           Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

(o)           Seller has not made any other change in the employment terms for any of its officers and employees outside the Ordinary Course of Business;

(p)           Seller has not made or pledged to make any charitable contribution outside the Ordinary Course of Business;

(q)           There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business; and

(r)            Seller has not committed to do any of the foregoing.

Section 4.4                Cash Transfers.  Since September 30, 2002 (x) Seller has not made any distributions in respect of its capital stock or purchased or redeemed any of its capital stock, or (y) except in the ordinary course of business, consistent with past practices, transferred any cash from the Business to the Excluded Business or Affiliates of Seller.

Section 4.5                Legal Compliance.  With respect to the Business, Seller has complied in all material respects with all applicable Legal Requirements and no Action has been filed or commenced against Seller alleging any failure to comply with any Legal Requirements.  Seller has been duly granted and continues to hold all material licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement or necessary for the conduct of the Business as currently conducted (“Permits”).  All of the Permits are now and after giving effect to the Closing will be in full force and effect.  Schedule 4.5 includes a list of all Permits and applications therefore that are material to the Business and all of its ISO, GSA, QPL, UL and NTCIP certifications, identifying each product or facility, and each jurisdiction, where applicable.  Seller has not received any notice that any Governmental Authority or other licensing authority or association intends to revoke, cancel, rescind, modify in a material manner or refuse to renew in the Ordinary Course of Business any of the Permits set forth on Schedule 4.5.

Section 4.6                Tax Matters.  Except as set forth on Schedule 4.6:

(a)           Seller and its Affiliates have filed all Tax Returns that it was and they were required to file.  All such Tax Returns were correct and complete in all respects.  All Taxes owed by Seller and its Affiliates (whether or not shown on any Tax Return) have been paid.  Seller and its Affiliates currently are not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a Governmental Authority in a jurisdiction where Seller and its Affiliates do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of Seller and its Affiliates that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           Seller and its Affiliates have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)           Seller does not expect any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax Liability of Seller and its Affiliates either (i) claimed or raised by any authority in writing or (ii) as to which Seller has Knowledge based upon personal contact with any agent of such Governmental Authority.  Schedule 4.6 lists all income Tax Returns filed with respect to Company and its Subsidiaries for taxable periods ended on or after March 24, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(d)           Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Section 4.7                Title to Assets.  Seller has good title to, or, in the case of property held under lease or other Contractual Obligation, a right to use under an Enforceable lease or license, all of the properties, rights and assets used in the Business, whether real or personal and whether tangible or intangible, including all properties, rights and assets reflected in the September 30, 2002 Balance Sheet of Financial Statements (except as to inventory sold since September 30, 2002 in the Ordinary Course of Business).  The Acquired Assets are not subject to any Lien, no personal property used by Seller in connection with the Business is held under lease, security agreement, conditional sales contract, or other title retention or security arrangement or is located other than in the possession of Seller, except as described in Schedule 4.7 hereto.  Except as set forth in Schedule 4.7, the Acquired Assets (including all inventory and tooling) are located at the Seller’s facilities in Santa Fe Springs, California and Tecate, Baja, Mexico.

Section 4.8                Real Property.

(a)           Leases.  With respect to the Business, Seller does not own any Real Property which is used in connection with the Business.  Schedule 4.8(a) lists and describes briefly all Real Property leased or subleased to or by Seller with respect to the Business, and all leases and subleases relating thereto.  Seller has made available to Buyer correct and complete copies of the leases and subleases listed in Schedule 4.8(a).  With respect to each such lease or sublease (the “Leases”) except as set forth on Schedule 4.8(a):

(i)            the lease or sublease is Enforceable;

(ii)           the lease or sublease will continue to be Enforceable on identical terms following the consummation of the transactions contemplated hereby;

(iii)          no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration, thereunder;

(iv)          Seller has not, and to Seller’s knowledge no other party to the lease or sublease has, repudiated any provision thereof;

(v)           there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(vi)          with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

(vii)         Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(viii)        all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including licenses and permits) required of Seller in connection with the operation thereof and have been operated and maintained in accordance with applicable Legal Requirements, except to the extent the failure to have such approvals or to operate or maintain such facilities would not have a Material Adverse Effect; and

(ix)           all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

(b)           Development Rights.  Neither Seller nor any previous owner of the Real Property has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights,” “excess floor area ratio,” or other development rights or restrictions relating to the Real Property.

(c)           Fitness.  The Real Property, including any buildings and structures located thereon, are sufficient for the continued operation of the Business after the Closing in substantially the same manner as it has been conducted during the last three years and as it is presently conducted.  All of the buildings and structures located on the Real Property are structurally sound with no known material defects, are in good operating condition and repair for their age, ordinary wear and tear excepted, and each has adequate rights of vehicular and pedestrian ingress and egress to operate the Business in the Ordinary Course.  No such building or structure is in need of maintenance or repairs that are, individually or in the aggregate, material in character, amount or extent.

(d)           Documents.  Seller has made available to Buyer correct, complete and current copies of all (i) documents (as recorded, if applicable) by which Seller obtained title to the Real Property; and (ii) title insurance policies, opinions, abstracts, surveys, appraisals, reports, plans, specifications, operating histories and other material books and records relating to the Real Property.

(e)           Condemnation.  Seller has received no notice of any presently pending or contemplated special assessments or proceedings to condemn or demolish the Real Property or any part of it or any proceedings to declare the Real Property or any part of it a nuisance.

Section 4.9                Intellectual Property.

(a)           Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary  for the operation of the Business as presently conducted.  Each item of Intellectual Property owned or used by Seller with respect to the Business will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.  Except as set forth on Schedule 4.9, Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b)           Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller and its officers and employees with responsibility for Intellectual Property matters has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party) that has not previously been resolved.  Except as set forth on Schedule 4.9, to Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Seller with respect to the Business.

(c)           Schedule 4.9(c) identifies each patent or registration which has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  Seller has made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses agreements, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Schedule 4.9(c) also identifies each trade or service name or mark and unregistered trade or service name or mark used by Seller in connection with the Business.  With respect to each item of Intellectual Property required to be identified in Schedule 4.9(c) and except as set forth on Schedule 4.9(c):

(i)            Seller possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(ii)           the item is not subject to any outstanding Governmental Order;

(iii)          no Action is pending or, to Seller’s Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)          Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d)           Schedule 4.9(d) identifies each item of Intellectual Property that any third party owns and that Seller uses with respect to the Business pursuant to license, sublicense, agreement, or permission, other than “shrink wrap” software or other assets in which the right to use Intellectual Property was acquired upon purchase of the asset.  Seller has made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) (the “Licenses”).  With respect to each item of Intellectual Property required to be identified in Schedule 4.9(d):

(i)            the license, sublicense, agreement, or permission covering the item is Enforceable;

(ii)           the license, sublicense, agreement, or permission will continue to be Enforceable on identical terms following the Closing;

(iii)          Seller is not, and to Seller’s Knowledge no other party to the license, sublicense, agreement, or permission is, in breach or default, and no event has occurred with respect to Seller which with notice or lapse time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)          no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)           with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)          the underlying item of Intellectual Property is not subject to any Governmental Order;

(vii)         no Action is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii)        Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e)           To Seller’s Knowledge, none of the Intellectual Property rights to be identified in Schedules 4.9(c) and 4.9(d) will interfere with, infringe upon,

misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its Business as presently conducted.

Section 4.10             Customers; Suppliers.  Schedule 4.10 sets forth (i) a list of the twenty (20) largest customers of the Business based on sales during the twelve months ended March 31, 2003 showing the approximate total sales by the Business to each such customer during the twelve months ended March 31, 2003, and (ii) a list of the twenty (20) largest suppliers of the Business based on purchases during the twelve months ended March 31, 2003, showing the approximate total purchases by the Company from each such supplier during the twelve months ended March 31, 2003.  Except as described on Schedule 4.10, since September 30, 2002 there has not been any adverse change in the business relationship of Seller with any such customer or supplier, and Seller has no Knowledge that there will be any Material Adverse Effect in the future (whether as a result of consummation of the transactions contemplated by this Agreement or otherwise), in any such case which has resulted or will result in a Material Adverse Effect with respect to the Business.

Section 4.11             Tangible Assets.  Seller has delivered to Buyer a complete and accurate list specifying each material tangible asset and its location of all the Acquired Assets, except inventories.  The tangible Acquired Assets (exclusive of inventory), taken as a whole, are in good operating condition and repair for their age, ordinary wear and tear excepted, are and have been properly stored, are (as to material tangible Acquired Assets) correctly labeled, and constitute substantially all tangible personal property necessary for the conduct by Seller of the Business as now conducted, and necessary for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.  Except as stated in Schedule 4.11, the Acquired Assets, taken as a whole, are suitable for the purposes for which they are presently used.

Section 4.12             Inventory.

Seller has made available to Buyer a complete and accurate list of all inventory reflected on the September 30, 2002 and March 31, 2003 Balance Sheets of the Financial Statements.  The Inventory which is reflected on the September 30, 2002 and March 31, 2003 Balance Sheets in the Financial Statements and the inventory which has been acquired by Seller since the dates thereof were acquired in the Ordinary Course of Business and in a manner consistent with the regular inventory practices of Seller.  The inventories consist solely of quantities and qualities useable and saleable in the Ordinary Course of Business of Seller, except to the extent written down on such Balance Sheet.  Except as disclosed on Schedule 4.12, no items of Inventory are held by Seller on consignment from other Persons or are held by other Persons on consignment from Seller.

Section 4.13             Books and Records.

(a)           With respect to the Business, none of the records, systems, data or information of Seller is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, but not limited to, an electronic, mechanical or photographic process, computerized or not) which are not under the exclusive ownership and direct control of Seller, except as set forth on Schedule 4.13.

(b)           The books of account and other material business records of Seller with respect to the Business, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  Seller has (i) made and kept books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets and (ii) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that:  (w) transactions are executed in accordance with management’s general or specific authorization; (x) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Generally Accepted Accounting Principles or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (y) access to assets is permitted only in accordance with management’s general or specific authorization; and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.14             Certain Contractual Obligations.  Schedule 4.14 contains a true and complete list of all of the following Contractual Obligations of Seller with respect to the Business:

(a)           All Contractual Obligations (or group of related Contractual Obligations) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(b)           All Contractual Obligations (or group of related Contractual Obligations) for the purchase of raw materials, commodities, supplies, products, or other personal property, including agreements with consultants, agents and distributors, the performance of which will extend over a period of more than one year, result in a material loss to Seller, or involve consideration in excess of $50,000;

(c)           All Contractual Obligations concerning a partnership or joint venture;

(d)           All Contractual Obligations (or group of related Contractual Obligations) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien on any of its assets, tangible, or intangible;

(e)           All Contractual Obligations concerning confidentiality or noncompetition;

(f)            All Contractual Obligations with any of Seller and its Affiliates;

(g)           All profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h)           All collective bargaining agreements;

(i)            Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(j)            All Contractual Obligations under which it has advanced or loaned any amount to any of its officers and employees;

(k)           All Contractual Obligations relating to the export business of the Seller;

(l)            All Contractual Obligations with respect to which the consequences of a default or termination could have a Material Adverse Effect on the Business; or

(m)          All other Contractual Obligations (or group of related Contractual Obligations) the performance of which involves consideration in excess of $50,000, other than sales orders in the ordinary course of business.

Seller has made available to Buyer a correct and complete copy of each written agreement listed in Schedule 4.14 (as amended to date) and a written summary of the terms and conditions of each oral Contractual Obligations referred to in Schedule 4.14, each as in effect on the date hereof, including, without limitation, all amendments (such Contractual Obligations, together with the Leases, Licenses, Insurance Policies, and Employee Benefit Plans, being referred to hereunder collectively as the “Contracts”).  Except with respect to any failure to obtain a consent to the assignment of such Contract to Buyer, each Contract is, and after giving effect to the Closing hereunder and the consummation of the transactions contemplated hereby will be, Enforceable by Seller, against each Person (other than Seller) which is a party thereto, except:  (i) as otherwise required by the terms of this Agreement, and (ii) for such failures to be so Enforceable as do not and shall not have a Material Adverse Effect.  No breach or default by Seller under any of the Contracts has occurred and is continuing, and no event has occurred with respect to Seller which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration by any other Person under any of the Contracts, except in each such case as has not had and will not have a Material Adverse Effect.  No party to any Contract has repudiated any provision of such Contract.  To Seller’s Knowledge, no breach or default by any other Person under any of the Contracts has occurred and is continuing, and no default by any other Person under any of the Contracts has occurred and is continuing, and to Seller’s Knowledge no default has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by Seller under any of the Contracts, except in each such case as has not had and will not have a Material Adverse Effect.

Section 4.15             Powers of Attorney.  Except as set forth on Schedule 4.15, there are no outstanding powers of attorney executed on behalf of Seller with respect to the Business.

Section 4.16             Insurance.  With respect to the Business, Schedule 4.16 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, life, employment practices, and workers’ compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years (the “Insurance Policies”):  (i)  the name, address, and telephone number of the agent;  (ii)  the name of the insurer, the name of the policy holder, and the name of each covered insured;  (iii)  the policy number and the period of coverage;  (iv)  the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.  The Seller is not in default with respect to any material provision contained in any Insurance Policy.  Seller has been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.  Schedule 4.16 describes any self-insurance arrangements affecting Seller.

Section 4.17             Litigation.  Schedule 4.17 sets forth each instance in which Seller with respect to the Business (i) is subject to any outstanding Governmental Order or (ii) is a party or is threatened to be made a party to any Action, in, or before any Governmental Authority or before any arbitrator.

Section 4.18             Product Warranty.  No product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease of Seller.  Seller has made available to Buyer copies of the standard terms and conditions of sale or lease used by Seller (containing applicable guaranty, warranty, and indemnity provisions) in the Business which are attached hereto at Schedule 4.18.

Section 4.19             Product Liability; Product Safety.

(a)           Seller has no Liability arising out of any death or injury to individuals or damage to property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered, or any service provided, by Seller with respect to the Business.

(b)           Seller has not been required to file any notification or other report with or provide information to any product safety agency, commission, board or other Governmental Authority of any jurisdiction concerning actual or potential hazards with respect to any product manufactured or sold by Seller with respect to the Business.  Each product manufactured, distributed or sold by Seller or any predecessor in the conduct of the Business complies in all material respects with all product safety standards of each applicable product safety agency, commission, board or other Governmental Authority.

(c)           Seller and its predecessors have not made any misrepresentation or furnished any information containing any material omission to any product safety testing laboratory or similar organization with respect to the Business.  Seller and its predecessors have not failed to obtain approval of any product, component or process which is used, manufactured or licensed by Seller in the conduct of the Business and which is legally required to be approved by any independent or government-sponsored testing laboratory, industry trade association or similar body, agency or association.

(d)           To Seller’s Knowledge, Seller has provided accurate and adequate product labelling and product installation instructions for all products manufactured, sold or leased by the Business.

Section 4.20             Employees.  With respect to the Business, to Seller’s Knowledge no executive, key employee, or group of employees has any plans to terminate employment with Seller.  Seller is not a party to or bound by any collective bargaining agreement, nor have they experienced any strikes, lockouts, grievances, arbitration, claims of unfair labor practices, or other collective bargaining disputes or individual claims or complaints.  Seller has not committed any unfair labor practice or illegal employment practice.  Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

Section 4.21             Employee Benefits.

(a)           Schedule 4.21 lists each Employee Benefit Plan that Seller maintains or to which Seller contributes for the benefit of any current or former employee of Seller with respect to the Business.  Except as set forth on Schedule 4.21:

(i)            Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii)           All required reports, descriptions and notices (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan.  The requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and of Sec. 4980B and Subtitle K of the Code have been met with respect to each such Employee Benefit Plan which is subject to such requirements.

(iii)          All contributions (including all employer contributions and employee salary reduction and/or after tax contributions) which are due have been timely paid to each such Employee Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued on the basis of consistent methods in accordance with sound actuarial or accounting practices.

(iv)          Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code Sec. 401(a) and has received a favorable determination letter from the Internal Revenue Service under GUST, upon which Seller is currently entitled to rely, or has adopted a GUST qualified standardized plan for which a prototypical determination letter has been issued.  To Seller’s Knowledge, there is no circumstance or event which would jeopardize the tax-qualified status of any such Employee Pension Benefit Plans.

(v)           Neither Seller nor any ERISA Affiliate has adopted, sponsored, maintained or contributed to, any Employee Benefit Plan which is subject to Title IV of ERISA.

(vi)          Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the five most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

(b)           With respect to each Employee Benefit Plan that Seller or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute except as set forth on Schedule 4.21:

(i)            There have been no Prohibited Transactions with respect to any such Employee Benefit Plan.  No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No Action with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

(ii)           There are and during the past three (3) years there have been no inquiries, proceedings, claims or suits pending or threatened by any Governmental Authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans.

(c)           (i)            Neither the Seller nor any of its ERISA Affiliates has, or ever had, any obligation to contribute to any Multiemployer Plan.

(ii)           No entity which was ever an ERISA Affiliate had any obligation to contribute to any Multiemployer Plan prior to or during the period when it was an ERISA Affiliate.

(iii)          Seller is not aware of any fact or circumstance which could cause it to incur any liability (including any joint and several liability) to any Multiemployer Plan, or to the PBGC with respect to any Multiemployer Plan, under Title IV of ERISA.

(d)           Seller does not maintain and never has maintained and does not contribute, and never has contributed, and has never been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B and conversion privileges).

(e)           Except as set forth on Schedule 4.21, Seller has no loan or educational cost reimbursement programs or commitments for employees.

(f)            Seller has complied with all HIPAA requirements.

Section 4.22             Environment, Health, and Safety.  Except as set forth on Schedule 4.22:

(a)           Seller has complied with all Environmental Laws, and no Action has been filed or commenced against it alleging any violation of any Environmental Law.  Without limiting the generality of the preceding sentence, Seller has obtained and is in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws.

(b)           Seller has no Environmental Liabilities, and there are no conditions or circumstances which might reasonably result in any Environmental Liabilities, including any Environmental Liabilities with respect to:  (x) noncompliance with any applicable Environmental Laws, or (y) the presence or Release or threatened Release of any Hazardous Materials, or (z) personal injury, wrongful death, or other tortious conduct relating specifically to any Hazardous Materials used, manufactured, sold, or disposed of by or on behalf of Seller.

(c)           All properties and equipment used in the Business of Seller and its predecessors and Affiliates are free of all Hazardous Materials.

(d)           Seller has complied in all material respects, and is currently in compliance in all material respects with, all Legal Requirements relating to public health and safety, and worker health and safety (including, without limitation, the Occupational Safety and Health Act).

(e)           Seller has provided to Buyer the opportunity to review all documentary information in its possession or control regarding Environmental Liabilities or Areas of Environmental Concern associated with the properties and the businesses currently or formerly owned or operated by Seller with respect to the Business.

(f)            All product labeling of Seller and its predecessors and Affiliates has been in material conformity with applicable laws (including rules and regulations thereunder), with respect to the Business.

Section 4.23             Certain Business Relationships of Seller.  Except as set forth on Schedule 4.23, with respect to the Business, Seller has not been involved in any business arrangement or relationship with its Affiliates within the past twelve (12) months, and no Affiliate of Seller owns any asset, tangible or intangible, which is used in the Business.  No officer or director, and to Seller’s Knowledge no employee or agent, of Seller or its Affiliates, acting for or on behalf of Seller or its Affiliates, has directly or indirectly, made any payment, kickback, bribe, gift, rebate, payoff or other payment to obtain (or pay for) favorable treatment in securing business, to obtain (or pay for) special concessions, or in violation of any Legal Requirements, or has established or maintained any fund or asset that has not been recorded in the books and records of the Business.

Section 4.24             Disclosure.  Neither this Agreement (including the representations and warranties set forth herein, the Exhibits and Schedules hereto) nor the Financial Statements, nor any other document, certificate, financial statement or other instrument required to be furnished to the Buyer pursuant to this Agreement, contains any untrue statement of a material fact relating to the Business, Seller or its respective affiliates.  This Agreement (including without limitation these representations and warranties, the Exhibits and Schedules hereto) and the Financial Statements do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Section 4.25             Limitation on Warranties.  Except as set forth in Section 3.1 and Article IV, Seller makes no representations and warranties of any kind, express or implied, including without limitation the implied warranties of merchantability and fitness for a particular purpose; and all such representations and warranties (other than those expressly set forth in Section 3.1 and Article IV) are expressly disclaimed.

ARTICLE V
POST-CLOSING COVENANTS

Section 5.1                General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request in writing, all at the sole cost and expense of the requesting party (unless the requesting Party is entitled to indemnification therefore under Article VI below).  Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data relating to the Business.

Section 5.2                Litigation Support; Access to Records.

(a)           In the event and for so long as any Party actively is contesting or defending any Action in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article VI; provided however that if such Action is one between the Parties, the applicable rules of procedure and evidence of the forum in which such Action is pending shall govern with respect to the subject matter of this Section 5.2 with respect to such Action).

(b)           Buyer will retain the books and records of the Business as they physically exist on the Closing Date for a period of five (5) years (or such longer time period as typically maintained by similar companies or as may be required by law), from the Closing Date.  Seller will have access to such books and records on reasonable notice during normal business hours for any reasonable and necessary purpose; provided that to the extent Seller’s request for access is made in connection with, or contemplation of, any litigation between Seller and Buyer.  Seller’s right to obtain such access shall be solely governed by the discovery provisions of the applicable rules of civil procedure.  If Seller desires copies of any such books and records during or after such retention period, it shall notify Buyer and will be permitted to have copies or make copies of such books and records, provided that Seller bears the costs and expenses of such copying.

Section 5.3                No Adverse Action by Seller.  Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, or supplier of the Business from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing.  After the Closing Date, Seller will refer all customer inquiries relating to the Business to Buyer.

Section 5.4                Confidentiality.  Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which is in its possession.  In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4.  If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

Seller will not disclose to any party, other than its professional advisors, more information about the Acquisition than is disclosed in Quixote’s report on Form 8-K or otherwise as Buyer may consent in writing.

Section 5.5                Covenant Not to Compete.

(a)           Seller agrees that for a period of (x) five years after the Closing Date with respect to subparagraphs (i) (ii) and (iv) and (y) three years after the Closing Date with respect to subparagraph (iii), it will not, and it shall cause its respective Affiliates not to, either alone or in conjunction with any other Person, directly or indirectly:

(i)            own, manage, operate, provide financing to, or join, control or participate in the ownership, management, operation or control of, or provision of financing to, any business wherever located (whether in corporate, proprietorship or partnership form or otherwise), if such business is competitive with the Business as currently conducted or as it has been conducted during the twelve (12) month period prior to the Closing Date;

(ii)           for the direct or indirect benefit of any Person engaged in the business of manufacturing or selling products which are competitive with the products manufactured or distributed on the date hereof by the Business (a “Competitor”), seek to procure orders from, or do business with, or procure directly or indirectly with any other Person, or procure orders from or do business with, any Person who or which has been a customer of the Business at any time during the period of twelve (12) months prior to the Closing Date;

(iii)          for the direct or indirect benefit of any Competitor, engage, employ, solicit or contact with a view to the engagement or employment by any Person, any Person who has been an employee, officer or manager of Seller in the twelve (12) months prior to the Closing Date, in any case if the employee, officer or manager either was, as a part of his or her duties, privy to Confidential Information or know-how or would be in a position to exploit the trade connections of the Business; provided, however, Seller may solicit and/or employ any employee who is primarily involved in the Myers pedestal business; or

(iv)          seek to contract or interfere with or otherwise engage in such a way as to adversely affect the Business as operated on the date of this Agreement any Person who or which is a party to a Contractual Obligation with the Business, or has otherwise been engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Business, at any time during the period of twelve (12) months prior to the Closing Date.

Provided, however, that ownership or acquisition by a Seller and Affiliates of an aggregate of (calculated for such Seller and Affiliates, collectively) less than five percent (5%) of the outstanding stock of any publicly traded company or substantially similar to or which compete with the Business shall not constitute a violation of this Section 5.5.

(b)           Seller and Buyer acknowledge and agree that, (i) they regard the restrictions contained in Section 5.4 and Section 5.5 as reasonable and designed to provide Buyer with limited, legitimate and reasonable protection against subsequent diminution of the value of Business attributable to any actions of Seller or any of its Affiliates contrary to such covenants, and (ii) because the legal remedies of Buyer may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in Section 5.4 and Section 5.5, Buyer may, in addition to obtaining any other remedy or relief available to it (including, without limitation, consequential and other damages at law), obtain specific enforcement of Section 5.4 and Section 5.5 and other equitable remedies.  Seller also acknowledges and agrees that no breach by Buyer of, or other failure by Buyer to perform, any of the covenants or obligations of Buyer under this Agreement or otherwise shall relieve any of Sellers or Affiliates of any of their obligations underSection 5.4 and Section 5.5.

(c)           If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.6                Corporate Name Change.  Within five (5) days after Closing, Seller will take all action to change its corporate name to a name acceptable to Buyer, and will coordinate with Buyer so that Buyer can use the “U.S. Traffic Corporation” name.  After Closing, Seller will not use a corporate name or a trade name that is similar to “U.S. Traffic,” or that includes the word “Traffic” or “Safety” in a manner likely to cause confusion among actual or prospective suppliers and customers of the Business; provided, however, Buyer agrees that Seller’s Affiliate may continue to use its name “U.S. Transportation Industries, Inc.”

Section 5.7                Compliance with Bulk Sales Law; Payment of Excluded Liabilities and Assumed Liabilities.  The Parties hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction with respect to the Acquisition, including but not limited to any applicable state Tax law that may require notification of state Taxing officials.  Seller will pay, when due, all of its liabilities, including the Excluded Liabilities.  Buyer will pay, when due, all Assumed Liabilities.

Section 5.8                Employees.

(a)                  On the Closing Date, Buyer shall offer to employ each of Seller’s employees employed in the conduct of the Business in positions, at compensation, with benefits and upon terms and conditions which are substantially similar to the position, compensation, benefits or terms or conditions in effect on April 30, 2003.  Each such person who is employed by Buyer is hereinafter referred to individually as an “Employee” and collectively as the “Employees”.  Except for voluntary resignations and deaths, Buyer shall continue to employ each Employee until at least the last day of the second full calendar month commencing after the Closing Date, but may at any time terminate any Employee for cause or in connection with normal seasonal layoffs.  The Parties agree that Buyer shall not offer employment to the persons listed on Schedule 5.8.

(b)                 From and after the Closing Date, Buyer shall be liable for all claims and liabilities under Buyer’s Employee Welfare Benefit Plans which were not discharged by Seller prior to the Closing Date, regardless of when such claims or liabilities arise or are asserted. However, notwithstanding the foregoing provision, Seller shall, at no expense to Buyer, be liable for all claims and liabilities arising as a result of Seller’s administration of any of Seller’s Employee Welfare Benefit Plans or the requirements of Consolidated Omnibus Budget Reconciliation Act — COBRA (26 U.S.C. § 4980B and 29 U.S.C. §§ 1001, et seq.) prior to the Closing Date, regardless of when such claims or liabilities are asserted. Furthermore, Seller shall, at no expense to Buyer, be liable for all claims and liabilities arising prior to the Closing Date, regardless of when such claims or liabilities are asserted, under or based on the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1966; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1938; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; the Employee Retirement Income Security Act of 1974 (ERISA); or any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; retaliatory discharge; providing for the payment of wages or benefits; or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract; handbook; manual; policy statement or employment practice; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; false imprisonment; assault; battery; fraud; negligence; or wrongful discharge. From and after the Closing Date, Buyer shall, at not expense to Seller, provide the benefits, if any, required by COBRA for any person who is or becomes entitled to COBRA benefits with respect to the Business from Seller or Buyer at any time.  Buyer shall cover all Employees and their eligible dependents and beneficiaries with group medical benefits, and all waiting periods and pre-existing conditions under such benefits shall be waived. Credit shall be given to all Employees and their eligible dependants and beneficiaries for any premiums, co-payments and deductibles paid on or prior to the Closing Date in satisfying any deductible and out-of-pocket expense requirements under such group medical plan for the current plan year.

(c)                  Effective as of the Closing Date, Buyer will count the service of all Employees with Seller, its subsidiaries, and their Affiliates and all service credited by Seller, its subsidiaries or its Affiliates under Buyer’s vacation policy and Welfare Benefit Plans applicable to such Employees. In addition, such service shall be counted by Buyer in determining each Employee’s eligibility to participate in, and each such Employee’s vested percentage in, each of Buyer’s employee benefit plans (as defined in Section 3(3) of ERISA) applicable to such Employee, but not for benefit accrual purposes.

(d)                 Effective as of the Closing Date, Buyer shall grant to each Employee hired by Buyer pursuant to this Agreement vacation days or hours determined under the Seller’s vacation program applicable to each such Employee as of the Closing Date.  The vacation days or hours granted by Buyer hereunder shall be provided under a program no more restrictive than the vacation policy of Seller in effect on the Closing Date.

Section 5.9                Mexican Operations.

(a)           At the Closing, Seller’s Affiliate, Intersection Development Corporation S.A. de C.V. (“Seller Affiliate”), will transfer Seller’s maquiladora business operations to Buyer’s affiliate, Quixote Transportation Safety Mexico, S. de R. L. de C. V. (“Buyer Affiliate”) including the name “Intersection Development Corporation S.A. de C.V.”; provided, however, Seller Affiliate will retain its real estate and fixtures.  At Closing, Seller Affiliate will transfer all assets Seller Affiliate owns by Bill of Sale to Buyer Affiliate as of the Closing Date, and Seller Affiliate will assign, and Buyer Affiliate will assume, the ordinary course Liabilities of the Seller Affiliate as of the Closing Date.

(b)           At Closing, Seller Affiliate will assign to Buyer Affiliate, and Buyer Affiliate will assume, all of rights and obligations of Seller Affiliate pursuant to that Collective Labor Agreement with the Union of Miscellaneous Trades “Solidaridad” (Solidarity) Stamped March 26, 2002 regarding Seller Affiliate employees.  Notwithstanding the provisions of Section 5.8 to the contrary, Buyer’s only obligation to employees of Seller Affiliate will be as defined pursuant to this Section 5.9 and said collective bargaining agreement.  Except with respect to said collective bargaining agreement, Buyer and Buyer Affiliate will not assume any obligations or Liabilities of Seller Affiliate to its employees.

Section 5.10             Transfer Taxes.  Buyer agrees to pay any sales, use, documentary, stock transfer, or other similar taxes, if any, and any other transfer Taxes, if any, imposed by reason of this transaction.

Section 5.11             Product Warranty.

(a)           The Parties acknowledge that the liability for the honoring of written product warranties (“Warranties”) with respect to Products (as herein defined) with unexpired warranty periods which extend beyond the Closing Date is an Excluded Liability.  Nevertheless, in order to preserve the goodwill of the Business, Buyer shall honor all Warranties in accordance with their terms.  Except for Catastrophic Failures (as herein defined), all out of pocket costs of honoring Warranties shall be borne solely by Buyer.  In the case of a Catastrophic Failure, Seller shall reimburse Buyer for 65% of Buyer’s Costs (as herein defined) in respect of those Products which shall have suffered a Catastrophic Failure occurring prior to the earlier of (x) the expiration of the Warranty Period with respect to the Products which have failed and (y) the second anniversary of the Closing Date (“Seller’s Share”).  Buyer shall invoice Seller for Seller’s Share of Buyer’s Costs resulting from a Catastrophic Failure, and shall concurrently provide Seller with reasonable supporting evidence of Buyer’s Costs.  Seller shall have the right to inspect Buyer’s books and records, and meet with Buyer’s personnel, upon reasonable prior notice during normal business hours, for the purpose of verifying both the occurrence of a Catastrophic Failure and Buyer’s Costs.  Terms of payment with respect to all invoices for Seller’s Share of Buyer’s Costs shall be due and payable 30 days after the date of the invoice.

(b)           For the purposes of this Section 5.11:

(i)            “Buyer’s Costs” shall mean Buyer’s incremental out of pocket expenses which directly result from repairing, replacing and/or recalling (including giving required notice) Products which have suffered a Catastrophic Failure;

(ii)           “Catastrophic Failure” shall mean a series of failures with respect to a Product (as distinguished from an isolated failure) which has resulted (x) from a defect in design, materials or workmanship with respect thereto, Seller-authorized misapplication of a Product, and Seller-authorized improper installation of a Product, and (y) in Buyer incurring Buyer’s Costs with respect to all such Products in excess of $100,000; and

(iii)          “Products” shall mean individual products, a related group of models of a particular product, or a system of products (or containing products) including software, in each case manufactured, assembled or modified and sold by Seller in the operation of the Business prior to the Closing Date.

Section 5.12             Georgia Facility.  After Closing and until Seller sells or leases the facility, Seller will continue to provide office space in its Norcross, Georgia facility for Buyer’s Employees who worked in that facility prior to Closing at no charge to Buyer; provided however, Buyer will pay utility costs for the facility as long as Buyer’s employees occupy the facility.  Seller will provide Buyer with at least thirty (30) days written notice of its sale or lease of such facility requiring the relocation of such Employees of Buyer.  The Parties agree that all furniture and fixtures at the Norcross, Georgia facility are Acquired Assets.

Section 5.13             PowerBack Uninterruptible Power Supply Documentation.  At Buyer’s request(s) from time to time after Closing, Seller shall provide Buyer with access to and use of any documents, blueprints, drawings, software, and designs that Seller has with respect to the PowerBack Uninterruptible Power Supply product, and any changes or modifications thereto, but only to the extent Seller owns or has access to such documentation.

ARTICLE VI
REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 6.1                Survival of Representations, Warranties and Covenants.  The representations and warranties of the Parties contained in this Agreement  shall survive the Closing for a period of twenty (20) full calendar months from the Closing Date (the last day of said twenty month period, the “Warranty Expiration Date”) except: with respect to the representations and warranties of Section 3.1 and Section 3.2(a)-(e) which shall continue in full force and effect thereafter indefinitely.  All covenants of the Parties that are to be performed after Closing shall continue and expire in accordance with their respective terms.

Section 6.2                Indemnification Provisions for Benefit of Buyer.  In the event:

(a)                  Seller breaches any of its representations and warranties contained in Section 3.1 orArticle IV; or

(b)                 Seller breaches or fails to perform any of its covenants contained herein; or

(c)                  Seller fails to pay the Excluded Liabilities; or

(d)                 there is any other matter related to the conduct of the Business by Seller or any predecessor or use or ownership of the Acquired Assets prior to the Closing (including, but not limited to, all acts, omissions, and conditions existing or occurring prior to the Closing for which any Buyer Indemnified Party is alleged to be liable pursuant to successor or any similar theory of liability) other than the Assumed Liabilities;

and one or more Buyer Indemnified Parties makes a written claim for indemnification during the applicable survival period against Seller, then, subject to Section 6.4, Seller shall indemnify Buyer and its Affiliates and their respective shareholders, officers, directors, agents and employees (collectively, “Buyer Indemnified Parties”), and shall reimburse Buyer Indemnified Parties on demand, from and against the entirety of any Losses Buyer Indemnified Parties may suffer through and after the date of the claim for indemnification including any Losses Buyer may suffer after the end of the applicable survival period.

Section 6.3                Indemnification Provisions for the Benefit of Seller.  In the event:

(a)                  Buyer breaches any of its representations, warranties, and covenants contained here in and, if there is an applicable survival period pursuant to Section 6.1 above; or

(b)                 Buyer fails to pay or perform the Assumed Liabilities; or

(c)                  there is any other matter related to the conduct of the Business and the use of the Acquired Assets by Buyer after Closing, but excluding Losses that arise from any events or conditions existing prior to Closing;

and one or more Seller Indemnified Parties makes a written claim for indemnification during said survival period against Buyer, then Buyer shall indemnify Seller and its Affiliates and their respective shareholders, officers, directors, agents and employees (collectively, “Seller Indemnified Parties”), and shall reimburse Seller Indemnified Parties on demand, from and against the entirety of any Losses Seller Indemnified Parties may suffer through and after the date of the claim for indemnification including any Losses Buyer may suffer after the end of the applicable survival period.

Section 6.4                Limitations on Seller’s Indemnification Obligations.

Seller’s obligations pursuant to the provisions of Section 6.2 are subject to the following limitations:

(a)                  The Buyer Indemnified Parties shall not be entitled to recover under Section 6.2(a) until the total amount which Buyer Indemnified Parties would recover underSection 6.2(a), but for this Section 6.4(a), exceeds $350,000, and then the Buyer Indemnified Parties shall be entitled to recover only for the excess over $350,000.

(b)                 The Buyer Indemnified Parties shall not be entitled to recover under Section 6.2(a) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Seller on or prior to the Warranty Expiration Date.

(c)                  The Parties agree that the covenants of Seller (including the obligation of Seller to discharge the Excluded Liabilities) contained in this Agreement may not be used to circumvent the negotiated limitations (e.g. Knowledge qualifiers, materiality standards, dollar thresholds, survival periods and the like) contained in such representations and warranties and procedures with respect to the recovery by the Buyer Indemnified Parties on account of the breach by Seller of any of its representations or warranties made in Section3.1 or Article IV.

(d)                 The Buyer Indemnified Parties shall not be entitled to recover under Section 6.2:

(i)            with respect to consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), damages for diminution in value of the Business, damages computed on a multiple of earnings or similar basis, and punitive damages;

(ii)           with respect to the nonassignability or nontransferability of any of the Acquired Assets or Assumed Liabilities or the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of any of the Acquired Assets to, or the assumption of the Assumed Liabilities by, Buyer;

(iii)          to the extent the aggregate claims under Section 6.2(a) of the Buyer Indemnified Parties exceed $7,750,000;

(iv)          to the extent the subject matter of the claim is covered by insurance (including title insurance) held by Buyer;

(v)           to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves with respect to such matters which are reflected on the Financial Statements;

(vi)          without limiting the generality of anything contained in Article VI hereof, with respect to any claim by or liability to any employee employed by Seller with respect to the Business arising as the result of the termination of such employee’s employment with Buyer or any action by Buyer subsequent to the Closing Date (and Buyer agrees to indemnify Seller for all such matters).

(e)                  The amount of any recovery by the Buyer Indemnified Parties pursuant to Section 6.2 shall be net of any foreign, federal, state and/or local income Tax benefits inuring to the Buyer Indemnified Parties as a result of the state of facts which entitled the Buyer Indemnified Parties to recover from Seller pursuant to Section 6.2.

Section 6.5                Procedure for Third Party Claims.

(a)           Each person entitled to indemnification under this Agreement (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has Knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense, but only at such Indemnified Party’s expense; provided, further, however, that the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party as they are incurred if:

(i)            the employment and agreement to pay has been specifically authorized by the Indemnifying Party in writing at the time of engagement of counsel;

(ii)           the Indemnifying Party has (x) declined to assume the defense and employ counsel or pay for such counsel at the time of engagement, or (y) has not, within ten (10) days after being notified of a potential claim for indemnification hereunder, provided notice of its election to assume the defense of the relevant claim or litigation and pay for such counsel; or

(iii)          the named parties to any action (including any impleaded parties) include both a Buyer Indemnified Party and Seller, and the Indemnified Party has been advised by such counsel in writing that representation of such parties by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case), if the Indemnified Party notifies the Indemnifying Party in writing that the Indemnified Party elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall have neither the right nor the obligation to assume the defense of such action on behalf of the Indemnified Party.  For purposes of thisSection 6.5(a)(iii) solely, counsel for the Indemnified Party shall be counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party.

(b)                 The omission of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement unless and to the extent the Indemnifying Party is actually prejudiced by such omission.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which (I) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation or (II) would impose an injunction or other equitable relief upon the Indemnified Party.  Notwithstanding the foregoing, the Indemnified Party shall have the right at all times to take over and assume control of the defense, settlement, negotiations or lawsuit relating to any claim or demand; provided, however, that if the Indemnified Party does so take over and assume control, the amount of the indemnity by the Indemnifying Party shall be limited to the amount the Indemnifying Party is able to demonstrate that it and the claimant could have settled the matter for immediately prior to the time of assumption.  In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion and shall be reimbursed for its costs of defense as they are incurred.

(c)                  The Indemnified Party shall cooperate with the Indemnifying Party in defending any such claim and provide any books, records, information or testimony requested, which is in the hands of or under the control of the Indemnified Party.

Section 6.6                Indemnification Exclusive Remedy.  Except for fraudulent misrepresentations, indemnification pursuant to the provisions of thisArticle VI shall be the exclusive remedy of the Parties for any misrepresentation or breach of any warranty.

Section 6.7                Setoff.

(a)           Notwithstanding anything contained in this Agreement or in the Subordinated Promissory Note to the contrary, Buyer, its successors and assigns, shall not have, and Buyer (on its own behalf and on behalf of its successors and assigns) hereby waives, all rights of setoff and recoupment under the Subordinated Promissory Note.  Buyer further agrees that it waives and relinquishes any right which it may have to bring a counterclaim arising under this Agreement in any action brought by Seller, its successors or assigns, or any holder or assignee of the Subordinated Promissory Note, to enforce payment thereof.

(b)           The Parties agree that Buyer may, but is not obligated to, set-off any claim it has pursuant to this Article VI against any monies owed Seller pursuant to the Contingent Consideration defined in Section 2.6(d).

ARTICLE VII
MISCELLANEOUS

Section 7.1                Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

Section 7.2                No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns, and, with respect to the Parties’ respective indemnification obligations under Article VII hereof, the Seller Indemnified Parties and the Buyer Indemnified Parties.

Section 7.3                Entire Agreement.  This Agreement (including the Exhibits and Schedules and other documents referred to herein) constitutes the entire agreement among the Parties.  The inclusion of any item in any Schedule is not evidence of the materiality of such item for the purposes of this Agreement and the agreements to be delivered pursuant to Section 2.9 (the “Ancillary Agreements”).  The Parties make no representations or warranties to each other, except as contained in this Agreement and the Ancillary Agreements, and any and all prior representations and warranties made by any Party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement and the Ancillary Agreements, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement and the Ancillary Agreements.  Buyer acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business in making its determination as to the propriety of the transactions contemplated by this Agreement and the Ancillary Agreements, and in entering into this Agreement and the Ancillary Agreements has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement and in the Seller’s Ancillary Documents delivered by Seller pursuant to the provisions of this Agreement.  In connection with Buyer’s investigation of the Business, Buyer has received from or on behalf of Seller certain estimates, forecasts, plans and financial projections.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and financial projections), and that Buyer shall have no claim against Seller with respect thereto.  Accordingly, Seller makes no representation or warranty with respect to such estimates, forecasts, plans and projections (including any such underlying assumptions).

Section 7.4                Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that (x) Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (y) Seller may assign this Agreement to its stockholders, or a committee thereof, incident to the liquidation of Seller.

Section 7.5                Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instruments.

Section 7.6                Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7                Notices.  All notices, requests demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if sent by telecopier (with written confirmation of receipt) (and a copy is mailed, by registered or certified mail, return receipt requested, postage prepaid), or if sent by a nationally recognized overnight delivery service (with written confirmation of receipt in each case) addressed to the intended recipient, as set forth below:

If to Seller:                                                                                       U.S. Traffic Corporation/Myers Power Products, Inc.
2000 Highland Avenue
Bethlehem, Pennsylvania 18020
Attention:  Walter Rogers
Facsimile: (610) 868-8686

Copy to:	Altheimer & Gray
Suite 4000
10 S. Wacker Drive
Chicago, Illinois 60606
Attention: David W. Schoenberg
Facsimile: (312) 715-4987

If to Buyer:	Green Light Acquisition Company
One East Wacker Drive
Chicago, Illinois 60601
Attention: Leslie J. Jezuit
Facsimile: (312) 467-0197

Copy to:	Holland & Knight LLC
30th Floor
131 S. Dearborn Street
Chicago, IL 60603
Attention: Anne Hamblin Schiave
Facsimile: (312) 578-6666

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 7.8                Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

Section 7.9                Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.10             Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any circumstance in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other circumstance or in any other jurisdiction.

Section 7.11             Expenses.  Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.12             Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

Section 7.13             Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 7.14             Waiver of Jury Trial.  Each of the Parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party’s rights under this Agreement.

Section 7.15             Consent to Jurisdiction.  This Agreement has been executed and delivered in and shall be deemed to have been made in Chicago, Illinois.  Seller and Buyer each agrees to the exclusive jurisdiction of any state or Federal court within the City of Chicago, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 7.7, and service so made shall be deemed to be completed when received.  Seller and Buyer each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder.  Nothing in this paragraph shall affect the right of Seller or Buyer to serve legal process in any other manner permitted by law.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

GREEN LIGHT ACQUISITION COMPANY		U.S. TRAFFIC CORPORATION

By:	/s/ Leslie J. Jezuit	By:	/s/ Gary J. Coury
Title:	President	Title:	President

MYERS/NUART ELECTRICAL PRODUCTS, INC.

By:	/s/ Diana Grootonk
Title:	President